SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 19, 2002

THE GOLDMAN SACHS GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	No. 001-14965 (Commission File Number)	No. 13-4019460 (IRS Employer Identification No.)

85 Broad Street
New York, New York (Address of Principal Executive Offices)		10004 (Zip Code)

Registrant’s telephone number, including area code: (212) 902-1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.
Business Segment Net Revenues
Expenses
Capital
Dividend
Shares Eligible for Future Sale
Business Segment Net Revenues
Assets Under Supervision
Consolidated Statements of Earnings
SIGNATURE

Item 5. Other Events.

         On March 19, 2002, The Goldman Sachs Group, Inc. reported net earnings of $524 million for its fiscal first quarter ended February 22, 2002. Earnings per diluted share were $0.98 compared to $0.93 for the 2001 fourth quarter and $1.40 for the first quarter of 2001. Annualized return on average tangible shareholders’ equity(1) was 15.4% for the first quarter of 2002.

Business Segment Net Revenues

Global Capital Markets

         Net revenues in the firm’s Global Capital Markets segment, which includes Investment Banking and Trading and Principal Investments, were $2.22 billion, 8% above the fourth quarter of 2001 and 33% below the first quarter of 2001.

         Investment Banking

         Net revenues in Investment Banking were $893 million, compared to $797 million for the fourth quarter of 2001 and $1.15 billion for the first quarter of 2001.

         Net revenues in Financial Advisory decreased 37% from record first quarter 2001 results to $457 million, reflecting significantly reduced industry-wide activity in mergers and acquisitions. Net revenues in the firm’s Underwriting business were $436 million compared to $415 million for the same 2001 period, as increased net revenues from equity underwriting were partially offset by lower net revenues from debt issuances. The reduction in Investment Banking net revenues was due to lower levels of activity across nearly all sectors, particularly communications, media and entertainment, high technology and healthcare. The firm’s backlog declined slightly compared to the end of 2001.

         Trading and Principal Investments

         Net revenues in Trading and Principal Investments were $1.33 billion for the first quarter, 5% higher than the fourth quarter of 2001 and 38% lower than the first quarter of 2001.

         FICC net revenues of $1.22 billion increased 9% compared to the same 2001 period, primarily reflecting higher net revenues across many of the firm’s businesses, particularly currencies, mortgages, fixed income derivatives and corporate bonds offset, in part, by decreased net revenues in leveraged finance.

         Net revenues in Equities were $105 million compared to $1.18 billion for the record first quarter of 2001, primarily due to lower net revenues in the firm’s European and U.S. shares businesses, including the negative effect of a single block trade, as well as reduced market volatility and customer flow in equity derivatives and the continuing impact of decimalization. In addition, net revenues in equity arbitrage were lower than the same prior year period.

(1)	Tangible shareholders’ equity excludes goodwill and other intangible assets.

         Net revenues in Principal Investments were $3 million as realized gains, primarily from energy sector and real estate dispositions, were offset by mark-to-market losses on both private and public investments.

Asset Management and Securities Services

         Net revenues in the firm’s Asset Management and Securities Services segment were $1.38 billion, essentially flat compared to the prior quarter and a decrease of 4% compared to the same period in 2001.

         Asset Management net revenues of $423 million increased 15% compared to last year’s first quarter, primarily reflecting a 15% increase in average assets under management. Incentive fees also contributed to the increase in net revenues.

         Securities Services net revenues were $207 million compared to $281 million for the same 2001 period, primarily due to decreased spreads in securities lending and margin lending, lower margin lending balances and lower net revenues in the firm’s fixed income matched book.

         Commissions were $745 million compared to $778 million for the first quarter of 2001 as lower merchant banking overrides (i.e., an increased share of a fund’s income and gains), reduced clearing and execution fees and lower equity commissions were partially offset by the inclusion of the firm’s Nasdaq fee-based business.

         In January 2002, the firm began to implement a new fee-based pricing structure in its Nasdaq trading business. Previously the firm did not charge explicit fees in this business but rather earned market-making revenues based generally on the difference between bid and ask prices. As a result of this change, a substantial portion of the firm’s Nasdaq net revenues will now be reported in Commissions.

Expenses

         Operating expenses were $2.76 billion, 2% above the fourth quarter of 2001 and 21% below last year’s first quarter. The firm continued to focus on cost containment in light of the difficult business environment. Employment levels decreased 2% during the quarter and non-compensation-related expenses, excluding amortization of goodwill and other intangible assets, declined 12% compared to the prior quarter. Over the remainder of the year, the firm expects to reduce employment levels modestly and to closely control its expenses.

         Compensation and benefits of $1.80 billion decreased 24% from the same period last year commensurate with lower net revenues. The ratio of compensation and benefits to net revenues was 50% for the quarter, consistent with last year’s first quarter.

         Non-compensation-related expenses were $835 million for the quarter. Excluding amortization of goodwill and other intangible assets, these expenses declined 12% compared to the same period last year, primarily due to the continued effect of expense reduction initiatives implemented during 2001. Amortization of goodwill and other intangible assets was lower in the first quarter of 2002 reflecting the adoption of the goodwill non-amortization provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

         The effective income tax rate for the first quarter of 2002 was 37.5%, unchanged from fiscal year 2001.

Capital

         As of February 22, 2002, total capital was $53.07 billion, consisting of $18.50 billion in shareholders’ equity and $34.57 billion in long-term debt. Book value per share was $37.11, based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 498.4 million at period end. The firm repurchased 3.2 million shares of its common stock during the quarter.

         On March 18, 2002, the Board of Directors of The Goldman Sachs Group, Inc. (the Board) authorized the repurchase of an additional 15 million shares of common stock pursuant to the firm’s existing share repurchase program. The remaining share authorization under the repurchase program, including the newly-authorized amount, is now 19 million shares.

Dividend

         The Board declared a dividend of $0.12 per share to be paid on May 30, 2002 to common shareholders of record on April 30, 2002.

Shares Eligible for Future Sale

         At the time of the firm’s initial public offering (IPO), former profit participating limited partners and former retired limited partners received shares of common stock in exchange for their interests in Goldman Sachs. The firm also issued shares in connection with its acquisitions of Hull, Spear, Leeds & Kellogg, L.P. (SLK) and Benjamin Jacobson & Sons. Shares issued in the IPO and in these acquisitions become transferable, in part, beginning on the third anniversary of the IPO, unless the transfer restrictions are waived before that time.

         Shares are also deliverable to employees beginning on or about the third anniversary of the IPO pursuant to restricted stock units, contributions made to the firm’s defined contribution plan and upon exercise of stock options.

         The following table shows the shares that will become eligible for sale (subject in the case of employees to compliance with employee sales and blackout procedures designed, in part, to facilitate orderly sales), and the stock options that will become exercisable on May 8, 2002 and June 21, 2002 (the day following the expected release of our second quarter earnings):

	May 8, 2002	June 21, 2002

	(in millions)
Former profit participating limited partners	2.6	19.1

Former retired limited partners	15.2	0.5

Former owners of Hull, SLK and Benjamin Jacobson & Sons	2.7	7.8

Shares underlying employee restricted stock units and shares contributed to the defined contribution plan	—	16.0

Total shares eligible for sale	20.5	43.4

Employee stock options that become exercisable	—	11.7

Cautionary Note Regarding Forward-Looking Statements

         Statements in this Current Report on Form 8-K may constitute “forward-looking statements”. These statements are not historical facts but instead represent only the firm’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results, see “Business – Certain Factors That May Affect Our Business” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 30, 2001.

         Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues that we expect to earn from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline in general economic conditions, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect our investment banking transactions, see “Business – Certain Factors That May Affect Our Business” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 30, 2001.

The Goldman Sachs Group, Inc. and Subsidiaries
Business Segment Net Revenues
(unaudited)
($ in millions)

	Three Months Ended			% Change From

	February 22,	November 30,	February 23,	November 30,	February 23,
	2002	2001	2001	2001	2001

Global Capital Markets

Financial Advisory	$457	$381	$730	20%	(37)%

Underwriting	436	416	415	5	5

Investment Banking	893	797	1,145	12	(22)

FICC	1,222	867	1,125	41	9

Equities	105	435	1,176	(76)	(91)

Principal Investments	3	(41)	(140)	N.M.	N.M.

Trading and Principal Investments	1,330	1,261	2,161	5	(38)

Total Global Capital Markets	2,223	2,058	3,306	8	(33)

Asset Management and Securities Services

Asset Management	423	368	368	15	15

Securities Services	207	270	281	(23)	(26)

Commissions	745	731	778	2	(4)

Total Asset Management and Securities Services	1,375	1,369	1,427	—	(4)

Total net revenues	$3,598	$3,427	$4,733	5	(24)

* * *

Assets Under Supervision
(unaudited)
($ in millions)

	As of			% Change From

	February 28,	November 30,	February 28,	November 30,	February 28,
	2002	2001	2001	2001	2001

Assets under management	$343,648	$350,718	$300,340	(2)%	14%

Other client assets	139,590	152,192	183,903	(8)	(24)

Total assets under supervision (1)	$483,238	$502,910	$484,243	(4)	—

(1)	Substantially all assets under supervision are valued as of calendar month end.

The Goldman Sachs Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(unaudited)

		Three Months Ended		% Change From

	February 22,	November 30,	February 23,	November 30,	February 23,
	2002	2001	2001	2001	2001

	(in millions, except per share amounts and employees)
Revenues

Global capital markets

Investment banking	$825	$682	$1,131	21%	(27)%

Trading and principal investments	1,203	1,126	2,066	7	(42)

Asset management and securities services	1,158	1,125	1,168	3	(1)

Interest income	2,514	3,185	5,137	(21)	(51)

Total revenues	5,700	6,118	9,502	(7)	(40)

Interest expense	2,102	2,691	4,769	(22)	(56)

Revenues, net of interest expense	3,598	3,427	4,733	5	(24)

Operating expenses

Compensation and benefits	1,799	1,632	2,367	10	(24)

Amortization of employee initial public offering and acquisition awards	125	93	131	34	(5)

Brokerage, clearing and exchange fees	196	224	195	(13)	1

Market development	70	90	124	(22)	(44)

Communications and technology	142	153	153	(7)	(7)

Depreciation and amortization	137	174	134	(21)	2

Amortization of goodwill and other intangible assets	31	68	62	(54)	(50)

Occupancy	141	138	160	2	(12)

Professional services and other	118	131	148	(10)	(20)

Total non-compensation expenses	835	978	976	(15)	(14)

Total operating expenses	2,759	2,703	3,474	2	(21)

Pre-tax earnings	839	724	1,259	16	(33)

Provision for taxes	315	227	491	39	(36)

Net earnings	$524	$497	$768	5	(32)

Earnings per share

Basic	$1.05	$0.99	$1.49	6	(30)

Diluted	0.98	0.93	1.40	5	(30)

Average common shares outstanding

Basic	500.2	501.6	515.4	—	(3)

Diluted	534.4	533.5	548.6	—	(3)

Employees at period end (1)	22,136	22,677	23,050	(2)	(4)

Ratio of compensation and benefits to revenues, net of interest expense	50%	48%	50%

(1)	Excludes employees of Goldman Sachs’ property management subsidiaries. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which these companies provide property management services.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS GROUP, INC.
(Registrant)

Date: March 19, 2002	By:	/s/ Dan H. Jester Name: Dan H. Jester Title: Vice President, Deputy Chief Financial Officer and Treasurer